EXHIBIT 12(b)

                       CHASE PREFERRED CAPITAL CORPORATION
                Computation of ratio of earnings to fixed charges
                    and preferred stock dividend requirements
                    -----------------------------------------


                                         For the Year        Inception (9/18/96)
(in thousands, except ratio):           Ended 12/31/97        through 12/31/96
--------------------------------------------------------------------------------

Net income                                $     79,779            $     22,085
                                          ------------

Fixed charges:
      Advisory fees                                250                      71
                                          ------------            ------------

Total fixed charges                                250                      71
                                          ------------            ------------

Earnings before fixed charges             $     80,029            $     22,156
                                          ============            ============

Fixed charges, as above                   $        250            $         71
Preferred stock dividend requirements           44,550                  12,746
                                          ------------            ------------

Fixed charges including preferred
      stock dividends                    $     44,800            $     12,817
                                          ============            ============

Ratio of earnings to fixed charges and
      preferred stock dividend
      requirements                                1.79                    1.73
                                          ============            ============


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